Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, Inc. Announces Pricing of $150 million

11.5% Senior Notes

DENVER, COLORADO, October 2, 2009 /Marketwire/ – Venoco, Inc. (NYSE: VQ) announced today the pricing of its previously announced offering of $150 million principal amount of senior unsecured notes. The 11.5% senior notes mature on October 1, 2017.  The senior notes were priced at 95.03% of their principal amount.  The offering is expected to close on October 7, 2009, subject to customary closing conditions.

Venoco intends to use the net proceeds of the offering, together with approximately $20.3 million of additional borrowings under its revolving credit facility, to effect a satisfaction and discharge of its existing 8.75% senior notes. At the closing of the offering, the company intends to issue an irrevocable notice of redemption to call the existing senior notes for redemption at 102.188% on December 15, 2009.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities.  The notes will be offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act.  The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Source: Venoco, Inc.

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